UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                               (Amendment No. 1_)*


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                        Benchmarq Microelectronics, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   081603 10 2
--------------------------------------------------------------------------------
                                 (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 17 Pages

---------------------------------------------                                      ------------------------------------
                                                             13G
CUSIP No.  081603 10 2                                                                     Page 2 of 17 Pages
           ------------
---------------------------------------------                                      ------------------------------------

--------- -------------------------------------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS


          InterWest Partners IV, a California limited partnership
--------- -------------------------------------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                              (a)  [  ]
                                                                                                         (b)  [  ]
--------- -------------------------------------------------------------------------------------------------------------
   3      SEC USE ONLY
--------- -------------------------------------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION


          California
----------------------------- -------- --------------------------------------------------------------------------------
                                 5    SOLE VOTING POWER

         NUMBER OF                     0
                              -------- --------------------------------------------------------------------------------
           SHARES                6     SHARED VOTING POWER
   BENEFICIALLY OWNED BY
                                       0
                              -------- --------------------------------------------------------------------------------
 EACH REPORTING PERSON WITH      7     SOLE DISPOSITIVE POWER

                                       0
                              -------- --------------------------------------------------------------------------------
                                 8     SHARED DISPOSITIVE POWER

                                       0
--------- -------------------------------------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0
--------- -------------------------------------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
--------- -------------------------------------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          0.0%
--------- -------------------------------------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          PN
--------- -------------------------------------------------------------------------------------------------------------

                                                *SEE INSTRUCTION BEFORE FILLING OUT!

                                                         Page 2 of 17 Pages

---------------------------------------------                                      ------------------------------------
                                                             13G
CUSIP No.  081603 10 2                                                                     Page 3 of 17 Pages
           ------------
---------------------------------------------                                      ------------------------------------

--------- -------------------------------------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS


          InterWest Management Partners IV, L.P.
--------- -------------------------------------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                              (a)  [  ]
                                                                                                         (b)  [  ]
--------- -------------------------------------------------------------------------------------------------------------
   3      SEC USE ONLY
--------- -------------------------------------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION


          California
----------------------------- -------- --------------------------------------------------------------------------------
                                 5    SOLE VOTING POWER

         NUMBER OF                     0
                              -------- --------------------------------------------------------------------------------
           SHARES                6     SHARED VOTING POWER
   BENEFICIALLY OWNED BY
                                       0
                              -------- --------------------------------------------------------------------------------
 EACH REPORTING PERSON WITH      7     SOLE DISPOSITIVE POWER

                                       0
                              -------- --------------------------------------------------------------------------------
                                 8     SHARED DISPOSITIVE POWER

                                       0
--------- -------------------------------------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0
--------- -------------------------------------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
--------- -------------------------------------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          0.0%
--------- -------------------------------------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          PN
--------- -------------------------------------------------------------------------------------------------------------

                                                *SEE INSTRUCTION BEFORE FILLING OUT!

                                                         Page 3 of 17 Pages

---------------------------------------------                                      ------------------------------------
                                                             13G
CUSIP No.  081603 10 2                                                                     Page 4 of 17 Pages
           ------------
---------------------------------------------                                      ------------------------------------

--------- -------------------------------------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS


          Berry Cash Southwest Partnership, a Texas limited partnership
--------- -------------------------------------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                              (a)  [  ]
                                                                                                         (b)  [  ]
--------- -------------------------------------------------------------------------------------------------------------
   3      SEC USE ONLY
--------- -------------------------------------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION


          Texas
----------------------------- -------- --------------------------------------------------------------------------------
                                 5    SOLE VOTING POWER

         NUMBER OF                     0
                              -------- --------------------------------------------------------------------------------
           SHARES                6     SHARED VOTING POWER
   BENEFICIALLY OWNED BY
                                       0
                              -------- --------------------------------------------------------------------------------
 EACH REPORTING PERSON WITH      7     SOLE DISPOSITIVE POWER

                                       0
                              -------- --------------------------------------------------------------------------------
                                 8     SHARED DISPOSITIVE POWER

                                       0
----------------------------- -------- --------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0
--------- -------------------------------------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
--------- -------------------------------------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          0.0%
--------- -------------------------------------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          PN
--------- -------------------------------------------------------------------------------------------------------------

                                                *SEE INSTRUCTION BEFORE FILLING OUT!

                                                         Page 4 of 17 Pages

---------------------------------------------                                      ------------------------------------
                                                             13G
CUSIP No.  081603 10 2                                                                     Page 5 of 17 Pages
           ------------
---------------------------------------------                                      ------------------------------------

--------- -------------------------------------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS


          Berry Cash Partners, a Texas limited partnership
--------- -------------------------------------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                              (a)  [  ]
                                                                                                         (b)  [  ]
--------- -------------------------------------------------------------------------------------------------------------
   3      SEC USE ONLY
--------- -------------------------------------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION


          Texas
--------- -------------------------------------------------------------------------------------------------------------
                                 5    SOLE VOTING POWER

         NUMBER OF                     0
                              -------- --------------------------------------------------------------------------------
           SHARES                6     SHARED VOTING POWER
   BENEFICIALLY OWNED BY
                                       0
                              -------- --------------------------------------------------------------------------------
 EACH REPORTING PERSON WITH      7     SOLE DISPOSITIVE POWER

                                       0
                              -------- --------------------------------------------------------------------------------
                                 8     SHARED DISPOSITIVE POWER

                                       0
----------------------------- -------- --------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0
--------- -------------------------------------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
--------- -------------------------------------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          0.0%
--------- -------------------------------------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          PN
--------- -------------------------------------------------------------------------------------------------------------

                                                *SEE INSTRUCTION BEFORE FILLING OUT!

                                                         Page 5 of 17 Pages

---------------------------------------------                                      ------------------------------------
                                                             13G
CUSIP No.  081603 10 2                                                                     Page 6 of 17 Pages
           ------------
---------------------------------------------                                      ------------------------------------

--------- -------------------------------------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS


          Harvey B. Cash
--------- -------------------------------------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                              (a)  [  ]
                                                                                                         (b)  [  ]
--------- -------------------------------------------------------------------------------------------------------------
   3      SEC USE ONLY
--------- -------------------------------------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION


          United States
----------------------------- -------- --------------------------------------------------------------------------------
                                 5     SOLE VOTING POWER

         NUMBER OF                     70,147
                              -------- --------------------------------------------------------------------------------
           SHARES                6     SHARED VOTING POWER
   BENEFICIALLY OWNED BY
                                       0
                              -------- --------------------------------------------------------------------------------
 EACH REPORTING PERSON WITH      7     SOLE DISPOSITIVE POWER

                                       70,147
                              -------- --------------------------------------------------------------------------------
                                 8     SHARED DISPOSITIVE POWER

                                       0
--------- -------------------------------------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          70,147
--------- -------------------------------------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
--------- -------------------------------------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          1.0%
--------- -------------------------------------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          IN
--------- -------------------------------------------------------------------------------------------------------------

                                                *SEE INSTRUCTION BEFORE FILLING OUT!

                                                         Page 6 of 17 Pages

---------------------------------------------                                      ------------------------------------
                                                             13G
CUSIP No.  081603 10 2                                                                     Page 7 of 17 Pages
           ------------
---------------------------------------------                                      ------------------------------------

--------- -------------------------------------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS


          Alan W. Crites
--------- -------------------------------------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                              (a)  [  ]
                                                                                                         (b)  [  ]
--------- -------------------------------------------------------------------------------------------------------------
   3       SEC USE ONLY
--------- -------------------------------------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION


          United States
--------- -------------------------------------------------------------------------------------------------------------
                                 5    SOLE VOTING POWER

         NUMBER OF                     41
                              -------- --------------------------------------------------------------------------------
           SHARES                6     SHARED VOTING POWER
   BENEFICIALLY OWNED BY
                                       0
                              -------- --------------------------------------------------------------------------------
 EACH REPORTING PERSON WITH      7     SOLE DISPOSITIVE POWER

                                       41
                              -------- --------------------------------------------------------------------------------
                                 8     SHARED DISPOSITIVE POWER

                                       0
----------------------------- -------- --------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          41
--------- -------------------------------------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
--------- -------------------------------------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          0.0%
--------- -------------------------------------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          IN
--------- -------------------------------------------------------------------------------------------------------------

                                                *SEE INSTRUCTION BEFORE FILLING OUT!

                                                         Page 7 of 17 Pages

---------------------------------------------                                      ------------------------------------
                                                             13G
CUSIP No.  081603 10 2                                                                     Page 8 of 17 Pages
           ------------
---------------------------------------------                                      ------------------------------------

--------- -------------------------------------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS


          Philip T. Gianos
--------- -------------------------------------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                              (a)  [  ]
                                                                                                         (b)  [  ]
--------- -------------------------------------------------------------------------------------------------------------
   3      SEC USE ONLY
--------- -------------------------------------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION


          United States
--------- -------------------------------------------------------------------------------------------------------------
                                 5    SOLE VOTING POWER

         NUMBER OF                     2,000
                              -------- --------------------------------------------------------------------------------
           SHARES                6     SHARED VOTING POWER
   BENEFICIALLY OWNED BY
                                       0
                              -------- --------------------------------------------------------------------------------
 EACH REPORTING PERSON WITH      7     SOLE DISPOSITIVE POWER

                                       2,000
                              -------- --------------------------------------------------------------------------------
                                 8     SHARED DISPOSITIVE POWER

                                       0
----------------------------- -------- --------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,000
--------- -------------------------------------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
--------- -------------------------------------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          0.03%
--------- -------------------------------------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          IN
--------- -------------------------------------------------------------------------------------------------------------

                                                *SEE INSTRUCTION BEFORE FILLING OUT!

                                                         Page 8 of 17 Pages

---------------------------------------------                                      ------------------------------------
                                                             13G
CUSIP No.  081603 10 2                                                                     Page 9 of 17 Pages
           ------------
---------------------------------------------                                      ------------------------------------

--------- -------------------------------------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS


          Wallace R. Hawley
--------- -------------------------------------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                              (a)  [  ]
                                                                                                         (b)  [  ]
--------- -------------------------------------------------------------------------------------------------------------
   3      SEC USE ONLY
--------- -------------------------------------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION


          United States
--------- -------------------------------------------------------------------------------------------------------------
                                 5    SOLE VOTING POWER

         NUMBER OF                     0
                              -------- --------------------------------------------------------------------------------
           SHARES                6     SHARED VOTING POWER
   BENEFICIALLY OWNED BY
                                       0
                              -------- --------------------------------------------------------------------------------
 EACH REPORTING PERSON WITH      7     SOLE DISPOSITIVE POWER

                                       0
                              -------- --------------------------------------------------------------------------------
                                 8     SHARED DISPOSITIVE POWER

                                       0
----------------------------- -------- --------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0
--------- -------------------------------------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
--------- -------------------------------------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          0.0%
--------- -------------------------------------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          IN
--------- -------------------------------------------------------------------------------------------------------------

                                                *SEE INSTRUCTION BEFORE FILLING OUT!

                                                         Page 9 of 17 Pages

---------------------------------------------                                      ------------------------------------
                                                             13G
CUSIP No.  081603 10 2                                                                     Page 10 of 17 Pages
           ------------
---------------------------------------------                                      ------------------------------------

--------- -------------------------------------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS


          W. Scott Hedrick
--------- -------------------------------------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                              (a)  [  ]
                                                                                                         (b)  [  ]
--------- -------------------------------------------------------------------------------------------------------------
   3      SEC USE ONLY
--------- -------------------------------------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION


          United States
--------- -------------------------------------------------------------------------------------------------------------
                                 5     SOLE VOTING POWER

         NUMBER OF                     0
                              -------- --------------------------------------------------------------------------------
           SHARES                6     SHARED VOTING POWER
   BENEFICIALLY OWNED BY
                                       0
                              -------- --------------------------------------------------------------------------------
 EACH REPORTING PERSON WITH      7     SOLE DISPOSITIVE POWER

                                       0
                              -------- --------------------------------------------------------------------------------
                                 8     SHARED DISPOSITIVE POWER

                                       0
----------------------------- -------- --------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0
--------- -------------------------------------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
--------- -------------------------------------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          0.0%
--------- -------------------------------------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          IN
--------- -------------------------------------------------------------------------------------------------------------

                                                *SEE INSTRUCTION BEFORE FILLING OUT!

                                                         Page 10 of 17 Pages

---------------------------------------------                                      ------------------------------------
                                                             13G
CUSIP No.  081603 10 2                                                                     Page 11 of 17 Pages
           ------------
---------------------------------------------                                      ------------------------------------

--------- -------------------------------------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS


          W. Stephen Holmes III
--------- -------------------------------------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                              (a)  [  ]
                                                                                                         (b)  [  ]
--------- -------------------------------------------------------------------------------------------------------------
   3      SEC USE ONLY
--------- -------------------------------------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION


          United States
----------------------------- -------- --------------------------------------------------------------------------------
                                 5    SOLE VOTING POWER

         NUMBER OF                     0
                              -------- --------------------------------------------------------------------------------
           SHARES                6     SHARED VOTING POWER
   BENEFICIALLY OWNED BY
                                       0
                              -------- --------------------------------------------------------------------------------
 EACH REPORTING PERSON WITH      7     SOLE DISPOSITIVE POWER

                                       0
                              -------- --------------------------------------------------------------------------------
                                 8     SHARED DISPOSITIVE POWER

                                       0
----------------------------- -------- --------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0
--------- -------------------------------------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
--------- -------------------------------------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          0.0%
--------- -------------------------------------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          IN
--------- -------------------------------------------------------------------------------------------------------------

                                                *SEE INSTRUCTION BEFORE FILLING OUT!

                                                         Page 11 of 17 Pages

---------------------------------------------                                      ------------------------------------
                                                             13G
CUSIP No.  081603 10 2                                                                     Page 12 of 17 Pages
           ------------
---------------------------------------------                                      ------------------------------------

--------- -------------------------------------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS


          Robert R. Momsen
--------- -------------------------------------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                              (a)  [  ]
                                                                                                         (b)  [  ]
--------- -------------------------------------------------------------------------------------------------------------
   3      SEC USE ONLY
--------- -------------------------------------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION


          United States
----------------------------- -------- --------------------------------------------------------------------------------
                                 5    SOLE VOTING POWER

         NUMBER OF                     0
                              -------- --------------------------------------------------------------------------------
           SHARES                6     SHARED VOTING POWER
   BENEFICIALLY OWNED BY
                                       0
                              -------- --------------------------------------------------------------------------------
 EACH REPORTING PERSON WITH      7     SOLE DISPOSITIVE POWER

                                       0
                              -------- --------------------------------------------------------------------------------
                                 8     SHARED DISPOSITIVE POWER

                                       0
--------- -------------------------------------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0
--------- -------------------------------------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
--------- -------------------------------------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          0.0%
--------- -------------------------------------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          IN
--------- -------------------------------------------------------------------------------------------------------------

                                                *SEE INSTRUCTION BEFORE FILLING OUT!

                                                         Page 12 of 17 Pages

---------------------------------------------                                      ------------------------------------
                                                             13G
CUSIP No.  081603 10 2                                                                     Page 13 of 17 Pages
           ------------
---------------------------------------------                                      ------------------------------------

--------- -------------------------------------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS


          Alexander M. Seaver
--------- -------------------------------------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                              (a)  [  ]
                                                                                                         (b)  [  ]
--------- -------------------------------------------------------------------------------------------------------------
   3      SEC USE ONLY
--------- -------------------------------------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION


          United States
----------------------------- -------- --------------------------------------------------------------------------------
                                 5    SOLE VOTING POWER

         NUMBER OF                     0
                              -------- --------------------------------------------------------------------------------
           SHARES                6     SHARED VOTING POWER
   BENEFICIALLY OWNED BY
                                       0
                              -------- --------------------------------------------------------------------------------
 EACH REPORTING PERSON WITH      7     SOLE DISPOSITIVE POWER

                                       0
                              -------- --------------------------------------------------------------------------------
                                 8     SHARED DISPOSITIVE POWER

                                       0
--------- -------------------------------------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0
--------- -------------------------------------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
--------- -------------------------------------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          0.0%
--------- -------------------------------------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          IN
--------- -------------------------------------------------------------------------------------------------------------

                                                *SEE INSTRUCTION BEFORE FILLING OUT!

                                                         Page 13 of 17 Pages

Item 1.

(a)      Name of Issuer:  Benchmarq Microelectronics, Inc. ("Issuer")


(b)      Address of Issuer's Principal Executive Offices:

         17919 Waterview Parkway
         Dallas, TX 75252

Item 2.

(a)      Name of Person(s) Filing:

         InterWest  Partners IV, L.P., a California  limited  partnership  ("IWP
         IV")
         InterWest  Management  Partners  IV,  L.P.  ("IMP IV")
         Berry Cash Southwest Partnership, a Texas limited partnership ("BCSP") Berry Cash Partners, a Texas limited partnership ("BCP")
         Harvey B. Cash ("Cash")
         Alan W. Crites ("Crites")
         Philip T. Gianos ("Gianos")
         Wallace R. Hawley ("Hawley")
         W. Scott  Hedrick  ("Hedrick")
         W. Stephen  Holmes  ("Holmes")
         Robert R. Momsen ("Momsen")
         Alexander M. Seaver ("Seaver")

(b)      Address of Principal Business Office or, if none, Residence:

         3000 Sand Hill Road
         Building 3, Suite 255
         Menlo Park, CA 94025

(c)      Citizenship/Place of Organization:

         IWP IV:      California
         IMP IV:      California
         BCSP:        Texas
         BCP:         Texas
         Cash:        United States
         Crites:      United States
         Gianos:      United States
         Hawley:      United States
         Hedrick:     United States
         Holmes:      United States
         Momsen:      United States
         Seaver:      United States


(d)      Title of Class of Securities: Common Stock

(e)      CUSIP Number:     081603 10 2

Item 3.        Not applicable.

                               Page 14 of 17 Pages

Item 4         Ownership.

=================================================================================================================
                                                                                                        Each
                                                                                                       Other
                      IWP IV     IMP IV       BCSP        BCP        Cash      Crites     Gianos     Individual
-----------------------------------------------------------------------------------------------------------------
(a)    Beneficial
       Ownership             0          0           0          0      70,147         41      2,000             0
-----------------------------------------------------------------------------------------------------------------
(b)    Percentage
       of Class           0.0%       0.0%        0.0%       0.0%        1.0%       0.0%      0.03%          0.0%
-----------------------------------------------------------------------------------------------------------------
(c)    Sole Voting
       Power                 0          0           0          0      70,147         41      2,000             0
-----------------------------------------------------------------------------------------------------------------
       Shared
       Voting Power
                             0          0           0          0           0          0          0             0
-----------------------------------------------------------------------------------------------------------------
       Sole
       Dispositive
       Power                 0          0           0          0      70,147         41      2,000             0
-----------------------------------------------------------------------------------------------------------------
       Shared
       Dispositive
       Power                 0          0           0          0           0          0          0             0
=================================================================================================================

Item 5.        Ownership of Five Percent or Less of a Class

This statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owner of more than five percent of the class of securities.

Item 6.        Ownership of More than Five Percent on Behalf of Another Person

Under certain circumstances set forth in the partnership agreement of IMP IV, the general partners and/or limited partners of such partnership have the right to receive dividends from, or the proceeds from the sale of, the Common Stock of Issuer beneficially owned by such Partnership.

Item 7.        Identification   and   Classification  of  the  Subsidiary  Which
               Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.

Item 8.        Identification and Classification of Members of the Group

No   reporting   person  is  a  member  of  a  group  as   defined   in  section
240.13d-1(b)(1)(iii)(H) of the Act.

Item 9.        Notice of Dissolution of Group

Not applicable.

Item 10.       Certification

Not applicable

EXHIBITS

A.    Joint Filing Statement

                               Page 15 of 17 Pages

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:    February ____, 1997


INTERWEST PARTNERS IV, L.P., a California        ------------------------------
limited partnership                              Harvey B. Cash

By:    InterWest Management Partners IV, L.P.    ------------------------------
                                                 Alan W. Crites
     By:
         ---------------------------------       ------------------------------
         General Partner                         Philip T. Gianos

INTERWEST MANAGEMENT PARTNERS IV, L.P.           ------------------------------
                                                 Wallace R. Hawley
By:
    ---------------------------------            ------------------------------
    General Partner                              W. Scott Hedrick

                                                 ------------------------------
BERRY CASH SOUTHWEST PARTNERSHIP                 W. Stephen Holmes III

By:    Berry Cash Partners                       ------------------------------
                                                 Robert R. Momsen
       By:
          ---------------------------------      ------------------------------
           General Partner                       Alexander M. Seaver


BERRY CASH PARTNERS

By:
    ---------------------------------
       General Partner

                               Page 16 of 17 Pages

                                    EXHIBIT A

We, the undersigned, hereby express our agreement that the attached Schedule 13G is filed on behalf of each of us.

Date:    February ____, 1997


INTERWEST PARTNERS IV, L.P., a California        ------------------------------
limited partnership                              Harvey B. Cash

By:    InterWest Management Partners IV, L.P.    ------------------------------
                                                 Alan W. Crites
       By:
          ------------------------------         ------------------------------
           General Partner                       Philip T. Gianos

INTERWEST MANAGEMENT PARTNERS IV, L.P.           ------------------------------
                                                 Wallace R. Hawley
By:
    ------------------------------------         ------------------------------
       General Partner                           W. Scott Hedrick

                                                 ------------------------------
BERRY CASH SOUTHWEST PARTNERSHIP                 W. Stephen Holmes III

By:    Berry Cash Partners                       ------------------------------
                                                 Robert R. Momsen
       By:
          ------------------------------         ------------------------------
           General Partner                       Alexander M. Seaver


BERRY CASH PARTNERS

By:
     -----------------------------------
       General Partner

                               Page 17 of 17 Pages